Exhibit 10.11

INCENTIVE UNIT AGREEMENT

This INCENTIVE UNIT AGREEMENT (this “Agreement”) is made as of July 14, 2004 by and among Language Line Holdings, LLC, a Delaware limited liability company (the “Company”), and Dennis Bailey (the “Holder”). Capitalized terms that are used and not defined elsewhere in this Agreement are defined in Section 10.

WHEREAS, the Company desires to issue to the Holder seven hundred and eighty one thousand, one hundred and forty nine (781,149) of the Company’s Class C Common Units in consideration of services to be rendered by the Holder to the Company or its Subsidiaries, subject to the terms and conditions set forth herein and in the Members Agreement and the LLC Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Issuance. Subject to the terms and conditions of this Agreement and the LLC Agreement, on the date of this Agreement, the Company will issue to the Holder, in consideration of services to be rendered by the Holder to the Company’s Subsidiaries, (i) two hundred and sixty thousand, three hundred and eighty three (260,383) Class C-1 Common Units, (ii) two hundred and sixty thousand, three hundred and eighty three (260,383) Class C-2 Common Units and (iii) two hundred and sixty thousand, three hundred and eighty three (260,383) Class C-3 Common Units. The Class C-1 Common Units, Class C-2 Common Units and Class C-3 Common Units issued hereunder are collectively referred to herein as the “Holder’s Class C Units.” The Company agrees that the Holder’s agreement to perform services for the Company and its Subsidiaries in his or her capacity as an employee constitutes sufficient consideration, in lieu of a Capital Contribution (as such term is defined in the LLC Agreement), for the Holder’s Class C Units.

Section 2. Closing Conditions. The obligation of the Company to consummate the transactions contemplated by this Agreement and issue the Holder’s Class C Units is subject to the Holder executing and delivering to the Company: (i) the LLC Agreement, (ii) the Members Agreement, and (iii) the Registration Rights Agreement.

Section 3. Representations and Warranties of the Holder. In connection with the issuance of the Holder’s Class C Units hereunder, the Holder represents and warrants to the Company as follows:

(a) The Holder’s Class C Units to be received by the Holder pursuant to this Agreement will be received for the Holder’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, any applicable state securities laws or the terms of this Agreement, the LLC Agreement or the Members Agreement, and the Holder’s interests in the Holder’s Class C Units will not be disposed of in contravention of any such laws or agreements.

(b) The Holder has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Holder’s Class C Units and has had full access to such other information concerning the Company as the Holder has requested. The Holder has reviewed, or has had an opportunity to review, copies of the Related Agreements.

(c) Each of this Agreement and the Related Agreements constitute a legal, valid and binding obligations of the Holder, enforceable against the Holder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies, and the execution, delivery, and performance of this Agreement or any of the Related Agreements by the Holder does not and will not conflict with, violate, or cause a breach of any agreement, contract, or instrument to which the Holder is a party or any judgment, order, or decree to which the Holder is subject.

(d) The Holder is an “Accredited Investor” as that term is defined in Regulation D under the Securities Act, and the Holder considers himself or herself to be an experienced and sophisticated investor and to have such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of receiving the Holder’s Class C Units. The Holder acknowledges and understands that the Holder’s Class C Units involve substantial risks and the Holder is able to bear the economic risks of receiving the Holder’s Class C Units pursuant to the terms hereof, including the Holder’s Class C Units being or becoming worthless. The Holder understands that the Holder’s Class C Units are subject to the transfer restrictions contained herein and in the LLC Agreement and the Members Agreement and have not been registered under the Securities Act.

(e) Prior to or after the issuance of the Holder’s Class C Units pursuant to this Agreement, the Holder may execute and deliver to the Company and the Internal Revenue Service (the “IRS”) a timely, valid election under Section 83(b) of the Code (the “83(b) Election”). The Holder understands that under Section 83(b) of the Code, regulations promulgated thereunder, and certain IRS administrative announcements, in the absence of an effective election under Section 83(b) of the Code, the excess of the fair market value of the Holder’s Class C Units on the date on which any forfeiture restrictions applicable to such Holder’s Class C Units lapse over the price paid for such units could be reportable as ordinary income at that time. For this purpose, the term “forfeiture restrictions” includes the restrictions on transferability and the vesting conditions imposed under Section 5 and Section 6, respectively. The Holder understands that (i) in making the 83(b) Election, the Holder may be taxed at the time the Holder’s Class C Units are received hereunder to the extent the fair market value of the Holder’s Class C Units exceeds the price for such units and (ii) in order to be effective, the 83(b) Election must be filed with the IRS within thirty (30) days after the date upon which the Holder’s Class C Units were issued hereunder. The Holder hereby acknowledges that: (x) the foregoing description of the tax consequences of the 83(b) Election is not intended to be complete and, among other things, does not describe state, local or foreign income and other tax consequences; (y) none of the Company, ABRY or any of the Company’s or ABRY’s respective affiliates, officers, employees, agents or representatives (each, a “Related Person”) has provided or is providing the Holder with tax advice regarding the 83(b) Election or any other matter, and the Company and ABRY have urged the Holder to consult the Holder’s own tax advisor with respect to income taxation consequences of receiving, holding and disposing of the Holder’s Class C Units; and (z) none of the Company, ABRY or any Related Person has advised the Holder to rely on any determination by it or its representatives as to the fair market value specified in the 83(b) Election and will have no liability to the Holder if the actual fair market value of the Holder’s Class C Units on the date hereof exceeds the amount specified in the 83(b) Election.

(f) None of the Company, ABRY or any Related Person has made any representation or warranty, express or implied, as to the future performance of the Company or the present or future value of the Holder’s Class C Units. The Holder further acknowledges that: (i) all forecasts, projections or illustrations of amounts that might be realized as a result of the Holder’s receipt of the Holder’s Class C Units that the Company, ABRY or a Related Person shared with the Holder (collectively, “Illustrations”), if any, were purely hypothetical; (ii) none of the Company, ABRY or any Related Person intended for the Holder to rely upon such Illustrations in the process of making an investment decision, and (iii) the Holder has not relied on such Illustrations in the process of deciding to receive the Holder’s Class C Units. /s/ DB [initial].

Section 4. Representations and Warranties of the Company. In connection with the issuance of the Holder’s Class C Units hereunder, the Company represents and warrants to the Holder as follows:

(a) Organization, Limited Liability Company Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company possesses all requisite power and authority necessary to own and operate its properties, to carry on its businesses as presently conducted and to carry out the transactions contemplated by this Agreement.

(b) The Holder’s Class C Units Duly Issued. When issued pursuant to this Agreement, all of the Holder’s Class C Units will be duly authorized and validly issued and will have been issued by the Company in compliance with applicable federal and state securities laws, will be free and clear of all liens, mortgages, charges, security interests, hypothecations, assignments for security and encumbrances of any other kind (other than those arising pursuant to the LLC Agreement, the Members Agreement or the Registration Rights Agreement) and will not be subject to any preemptive rights.

(c) Authorization; No Breach; Consents. The execution, delivery and performance by the Company or its officers of this Agreement and the Related Agreements and the offer and issuance of the Holder’s Class C Units hereunder have been duly authorized by the Company. Each of this Agreement and the Related Agreements constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies, and the execution and delivery of this Agreement and the Related Agreements by the Company and the performance of the Company’s obligations under this Agreement and the Related Agreements did not and will not conflict with, violate, or cause a breach of any agreement, contract, or instrument to which the Company is a party, or any judgment, order or decree to which the Company is a party.

Section 5. Vesting. The Holder’s Class C Units will “vest” as provided in this Section 5. The provisions of this Section 5 will be in all respects subject to the provisions of Section 6 below.

(a) General. Subject to Sections 5(b) and 5(c) below, as of any date, the number of the Holder’s Class C Units of each series of Class C Common Units that will be “Vested Units” will equal the total number of the Holder’s Class C Units in such series multiplied by the percentage for such date set forth on Schedule 1 attached hereto. As used in this Agreement, the term “series” refers to the Class C-1 Common Units, taken alone, the Class C-2 Common Units, taken alone, or the Class C-3 Common Units, taken alone, and the term “Unvested Units” means the Holder’s Class C Units that are not Vested Units. Vesting of the Holder’s Class C Units will cease if the Holder ceases to be an employee of the Company or any of its Subsidiaries or the Holder’s responsibilities as an employee of the Company or any of its Subsidiaries are materially reduced, as determined by the Board in good faith, as provided in Section 5(c). Any such cessation of employment or reduction in responsibilities is referred to as a “Termination Event.”

(b) Accelerated Vesting. Notwithstanding Sections 5(a) but subject to Section 5(c): (i) all of the Holder’s Class C Units will immediately vest and become Vested Units upon a Change of Control unless a Termination Event occurs prior to that Change of Control; and (ii) if ABRY sells a portion (the “Sale Portion Units”) of its Class A Common Units (the “ABRY Units”) in a sale to which Section 5(a) of the Members Agreement applies, and the Holder or any of his or her Permitted Transferees elects to sell Vested Units in association with that sale and in accordance with Section 5(a) of the Members Agreement, then a portion of the Holder’s Class C Units will immediately vest and become Vested Units in the minimum amount such that the Vested Units held by the Holder and his or her Permitted Transferees as a percentage of all of the Holder’s Class C Units held by them prior to such sale will equal the Sale Portion Units as a percentage of the total ABRY Units, provided that, the Holder must then sell such Vested Units in accordance with Section 5(a) of the Members Agreement as part of that sale.

(c) Termination of Vesting. Notwithstanding Sections 5(a) and 5(b), vesting of the Holder’s Class C Units will cease immediately upon a Termination Event, with the effect that from and after the date of such Termination Event the percentage of the Holder’s Class C Units of each series of Class C Common Units issued to the Holder pursuant to Section 1 above that will be Vested Units will be the percentage of such units that constitute Vested Units as determined pursuant to Section 5(a) above on the date of such Termination Event, whether or not a Change of Control or a sale of a type described in Section 5(b) occurs thereafter.

(d) Transfer. The Holder may not offer or sell or agree to offer or sell, grant any call option with respect to, pledge, hypothecate, borrow against, grant a lien, security interest or other encumbrance in or on, dispose of or enter into any swap or derivative transaction with respect to any Vested Unit or Unvested Unit or any interest therein, unless such action is taken in accordance with the Members Agreement or Section 6 below, or with the prior written consent of the Board. Any attempted or purported transfer, sale, grant, pledge, hypothecation or other agreement in violation of this Agreement will be void ab initio.

(e) Rights as a Member. The Holder will be the record owner of the Holder’s Class C Units until or unless the Holder’s Class C Units are forfeited or repurchased pursuant to Section 6 below or transferred in accordance with the terms of the LLC Agreement and the Members Agreement, and as record owner will be entitled to all rights granted to owners of Class C Common Units.

Section 6. Repurchase of the Holder’s Class C Units.

(a) Repurchase Option. If a Termination Event occurs, then the Holder’s Class C Units will be subject to repurchase by the Company (or its nominee) pursuant to the terms and conditions set forth in this Section 6.

(b) Purchase Price. The aggregate purchase price for all of the Unvested Units will be $1.00, and the purchase price for each Vested Unit will be the Fair Market Value (as defined below) for such Unit as of the date of the Termination Event; provided, that if the Termination Event results from Cause, then the aggregate purchase price for all of the Vested Units will be $1.00. The “Fair Market Value” of any Vested Unit on any date means the amount determined by the Board in its good faith judgment as the amount that would be received by the holder of such Vested Unit if all of the equity securities of the Company were sold to a buyer in a single bona fide transaction on a going concern basis and the proceeds from such transaction were allocated to the holders of equity securities of the Company as if such proceeds (less the reasonable expenses that would be incurred in such a sale, such expenses to be determined by the Board in its good faith judgment) were distributed in a liquidation of the Company pursuant to the LLC Agreement.

(c) Company Repurchase Option. The Company (or its nominee) may elect to purchase all or any portion of the Vested Units and/or the Unvested Units by delivering written notice (the “Repurchase Notice”) to the holder or holders of such Holder’s Class C Units within 90 days after the date of a Termination Event (the “Repurchase Period”). The Repurchase Notice will set forth the number of Vested Units and/or Unvested Units to be acquired from each holder of the Holder’s Class C Units, the aggregate consideration to be paid for such Vested Units and/or Unvested Units and the time and place for the closing of the transaction. At any time prior to the closing of such transaction, the Company may rescind the Repurchase Notice for any reason (including for no reason at all) without liability to the holders of the Holder’s Class C Units. If the Holder has transferred any of the Holder’s Class C Units to a permitted transferee in accordance with Section 5(d), then the Holder’s Class C Units to be repurchased by the Company will first be satisfied to the extent possible from the Holder’s Class C Units that are held by the Holder at the time of delivery of the Repurchase Notice. If the number of Vested Units and/or Unvested Units then held by the Holder is less than the total number of Vested Units and/or Unvested Units that the Company has elected to purchase, then the Company will purchase the remaining Holder’s Class C Units to be purchased from such permitted transferees of the Holder’s Class C Units under this Agreement, pro rata according to the number of (i) if Vested Units are to be repurchased, the Vested Units and (ii) if Unvested Units are to be repurchased, the Unvested Units, in either case, held by such other holder(s) at the time of delivery of such Repurchase Notice (determined as close as practicable to the nearest whole unit).

(d) Closing of Repurchase. The closing of the purchase of the Holder’s Class C Units pursuant to Sections 6(c) above will take place on the date designated by the Company in the Repurchase Notice but, with respect to Vested Units, such date will be no more than 90 days following the date of the Termination Event; provided that (i) such 90-day period shall be tolled for so long as any agreement governing indebtedness and/or preferred equity of the Company and/or its Subsidiaries prohibits the Company from making purchasing such units and/or prohibits a Subsidiary of the Company from making distributions to the Company that are sufficient to provide funds for such purchase, and (ii) if such 90-day period is so tolled, then interest will accrue at the rate of 7.5% per annum on the purchase price for the Units to be purchased, from the 90th day following the Termination Event through the date upon which such purchase price and accrued interest have been paid. The Company (or its nominee) will pay for the Holder’s Class C Units to be purchased by delivery of a check or wire transfer of immediately available funds. The purchasers of the Holder’s Class C Units under this Section 6 will be entitled to receive customary representations and warranties from the sellers regarding such sale of the Holder’s Class C Units (including representations and warranties regarding good title to such units, free and clear of any liens or encumbrances) but such representations and warranties shall not include any representations or warranties with respect to the business and operations of the Company.

(e) Termination of Repurchase Option. The right of the Company to repurchase the Holder’s Class C Units pursuant to this Section 6 will terminate upon the occurrence of a Change of Control, unless a Termination Event occurs prior to that Change of Control.

Section 7. Confidential Information. The Holder acknowledges that the information, observations and data that have been or may be obtained by the Holder during his or her relationship with, or through his or her involvement as a member or stockholder of, the Company or any of its Subsidiaries or any predecessor thereof (each of the Company, any of its Subsidiaries or Affiliates and any such predecessor being a “Related Company” and, collectively, the “Related Companies”), prior to and after the date of this Agreement concerning the business or affairs of the Related Companies (collectively, “Confidential Information”) are and will be the property of the Related Companies. Therefore, the Holder agrees that he or she will not disclose to any unauthorized Person or use for the account of the Holder or any other Person any Confidential Information without the prior written consent of the Company (by the action of the Board), unless and to the extent that such Confidential Information has become generally known to and available for use by the public other than as a result of the Holder’s improper acts or omissions to act, or is required to be disclosed by law. The Holder will deliver or cause to be delivered to the Company as soon as practicable following the cessation of the Holder’s employment with the Company and its Subsidiaries, or at any other time the Company or any of its Subsidiaries may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing or relating to Confidential Information or the business of any Related Company which the Holder may then possess or have under his or her control.

Section 8. Non-Compete, Non-Solicitation.

(a) Non-Compete. The Holder acknowledges that during the Holder’s relationship with, or through the Holder’s involvement as a member or stockholder of, any

Related Company, the Holder has and will become familiar with trade secrets and other Confidential Information concerning such Related Companies, and with investment opportunities relating to their respective businesses, and that the Holder’s services have been and will be of special, unique and extraordinary value to the foregoing entities. Therefore, the Holder agrees that for the period during which the Holder is employed by the Company or any of its Subsidiaries and for one year after the date upon which the Holder’s employment with the Company and its Subsidiaries ceases (the “Noncompete Period”), the Holder will not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any other manner engage in any business, or as an investor in or lender to any business (in each case including on the Holder’s behalf or on behalf of another Person) which constitutes or is engaged in the business of providing over-the-phone language interpretation services to business and governmental agencies or any other business that is competitive with all or part of the business of the Related Companies (as and where the same is conducted or proposed to be conducted by the Related Companies during the period the Holder is employed by the Company or any of its Subsidiaries). Nothing in this Section 8(a) will prohibit the Holder from being a passive owner of less than 5% of the outstanding stock of a corporation of any class that is publicly traded, so long as the Holder has no direct or indirect participation in the business of such corporation. By initialing in the space provided below, the Holder acknowledges that he or she has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 8(a). /s/ DB [initial].

(b) Non-Solicitation. During the Noncompete Period, the Holder will not directly or indirectly (i) induce or attempt to induce any employee or independent contractor of any Related Company to leave the employ or contracting relationship with such entity, or in any way interfere with the relationship between any such entity and any employee or independent contractor thereof, or (ii) induce or attempt to induce any customer, supplier or other business relation of any Related Company to cease doing business with such entity or in any way interfere with the relationship between any such customer, supplier or other business relation and such entity. By initialing in the space provided below, the Holder acknowledges that he or she has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 8(b). /s/ DB [initial].

Section 9. Enforcement. The Company and the Holder agree that if, at the time of enforcement of Section 7 or Section 8, a court holds that any restriction stated in such Section is unreasonable under circumstances then existing, then the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area. Because the Holder’s services are unique and because the Holder has access to information of the type described in Sections 7 and 8, the Company and the Holder agree that money damages would be an inadequate remedy for any breach of Section 7 or Section 8. Therefore, in the event of a breach of Section 7 or Section 8, any Related Company may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of Section 7 or Section 8. The provisions of Sections 7, 8 and 9 are intended to be for the benefit of each Related Company and their respective successors and assigns, each of which may enforce such provisions and each of which (other than the Company) is an express third party beneficiary of such provisions and this Agreement generally. Sections 7, 8 and 9 will survive and continue in full force in accordance with their terms notwithstanding any cessation of the Holder’s employment with the Company and its

Subsidiaries. By initialing in the space provided below, the Holder acknowledges that he or she has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 9. /s/ DB [initial].

Section 10. Definitions.

“ABRY” means ABRY Partners IV, L.P., a Delaware limited liability partnership.

“Affiliate” of a Person means any other Person that, directly or indirectly, is controlled by, controls, or is under common control with, such first Person.

“Board” means the board of managers of the Company.

“Business Day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the State of California.

“Cause” means (i) the Holder’s failure (except where due to disability or where prohibited by law), neglect or refusal to perform services to the Company or any of its Subsidiaries, which failure, neglect or refusal is not corrected by the Holder within 30 days following receipt by the Holder of written notice from the Company or any of its Subsidiaries of such failure, neglect or refusal, which notice will specifically set forth the nature of said failure, neglect or refusal and the actions required to correct the same, (ii) any willful or intentional act of the Holder that has the intended effect of injuring the reputation or business of the Company or any of its Subsidiaries or Affiliates in any material respect, (iii) any continued or repeated absence from performing services for the Company or any of its Subsidiaries, unless such absence is (A) in compliance with the Company’s or any of its Subsidiaries’ policy or approved or excused by the Board or (B) is the result of the Holder’s permitted vacation, illness, disability or incapacity, (iv) use of illegal drugs by the Holder or repeated public drunkenness, or (v) the Holder’s conviction of, or a plea of guilty or no contest or similar plea with respect to, a felony, or an act of fraud or embezzlement.

“Change of Control” means the consummation of any merger or consolidation of the Company with or into any other Person or any sale of all or substantially all of the ownership interests or assets of the Company and its Subsidiaries taken as a whole (other than a transaction following which the holders of the outstanding membership interests of the Company prior to such transaction together own a majority of the outstanding ownership interests of the surviving or resulting corporation or business entity) or a change in the composition of the Board such that, for any period of 30 consecutive days, a majority of the members of the Board are individuals who are neither (i) a member of the Board on the date of this Agreement, (ii) an appointee of ABRY or any of its Affiliates, (iii) an employee of the Company or any of its Subsidiaries nor (iv) appointed or approved by a majority of the members of the Board of the type described in clauses (i), (ii) and (iii) above at the time of such individual’s appointment to the Board.

“Class A Common Units,” “Class C Common Units,” “Class C-1 Common Units,” “Class C-2 Common Units” and “Class C-3 Common Units” each have the meaning set forth in the LLC Agreement.

“Code” means the United States Internal Revenue Code of 1986, as in effect from time to time.

“LLC Agreement” means the Company’s Limited Liability Company Agreement, dated as of the date hereof, as in effect from time to time.

“Members Agreement” means that certain Members Agreement, dated as of the date hereof, by and among the Company and its members, as in effect from time to time.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint share company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and among the Company and certain of its members, as in effect from time to time.

“Related Agreements” means, collectively, the LLC Agreement, the Members Agreement and the Registration Rights Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

“Termination Event” has the meaning set forth in Section 5(a).

Section 11. Miscellaneous.

(a) Notices. All notices, demands or other communications to be given or delivered by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) on the date of personal delivery to the recipient or an officer of the recipient, or (ii) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or (iii) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested. Such notices, demands and other communications will be sent to each party at the address indicated for such party below:

If to the Company:

Language Line Services

One Lower Ragsdale Drive

Monterey, CA 93940

Facsimile:	(831) 648-5836
Attention:	President

with copies (which will not constitute notice to the Company) to:

ABRY Partners, LLC

111 Huntington Avenue

30th Floor

Boston, MA 02199

Facsimile:	(617) 859-7205
Attention:	Peggy Koenig

and

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, NY 10022

Facsimile:	(212) 446-4900
Attention:	John Kuehn
Heidi Matterfis

If to the Holder:

Dennis Bailey

2448 Emerald Lane

Lindenhurst, IL 60046

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(b) Consent to Amendments. No modification, amendment or waiver of any provision of this Agreement will be effective against any party hereto unless such modification, amendment or waiver is approved in writing by such party. No other course of dealing among the Company or any of its Subsidiaries and the Holder or any delay in exercising any rights hereunder will operate as a waiver by any of the parties hereto of any rights hereunder.

(c) Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition to other transfer restrictions set forth in this Agreement, the LLC Agreement or in the Members Agreement, the Holder may not transfer any the Holder’s Class C Units until the transferee of such units has agreed in writing to be bound by the provisions of this Agreement affecting the units so transferred.

(d) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(e) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

(f) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement will be by way of example rather than by limitation.

(g) Governing Law. ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT (AND ANY SCHEDULE HERETO), EVEN THOUGH UNDER DELAWARE’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(h) Resolution of Disputes. Except as otherwise provided in this Agreement, any controversy, dispute or claim arising under or relating to this Agreement, the Holder’s employment with the Company or any Affiliate or the termination thereof shall, at the election of the Holder or the Company (unless otherwise provided in an applicable plan, program or agreement, be resolved by confidential and binding arbitration, to be held in Chicago, Illinois in accordance with the rules and procedures of the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each Party shall be responsible for its own costs and expenses, including attorneys’ fees, and neither Party shall be liable for punitive or exemplary damages.

(i) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(j) Entire Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement and the other agreements referred to in this Agreement embody the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement, and supersede and preempt any prior understandings, agreements, or representations by or among the parties or their predecessors, written or oral, which may have related to the subject matter of this Agreement in any way.

(k) Time is of the Essence. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder falls upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

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IN WITNESS WHEREOF, the parties hereto have executed this Incentive Unit Agreement on the date first written above.

LANGUAGE LINE HOLDINGS, LLC

By:	/s/ Dennis Dracup
	Name: Its:	Dennis Dracup President

/s/ Dennis Bailey Dennis Bailey

SCHEDULE 1

Vesting Schedule

Date	Percentage of Class C-1 Common Units, Class C-2 Common Units and Class C-3 Common Units that will be Vested Units
Prior to June 11, 2005, if no Change of Control has occurred.	0%
On or after June 11, 2005, but prior to June 11, 2006, if no Change of Control has occurred.	10%
On or after June 11, 2006, but prior to June 11, 2007, if no Change of Control has occurred.	30%
On or after June 11, 2007, but prior to June 11, 2008, if no Change of Control has occurred.	50%
On or after June 11, 2008, but prior to June 11, 2009, if no Change of Control has occurred.	75%
From and after June 11, 2009.	100%